EX-16.12.a

AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION ("Agreement") is made as of June 27, 2018, among OSI ETF Trust, a Delaware statutory trust, with its principal place of business at 60 State Street, Suite 700, Boston, MA 02109 ("New Trust"), on behalf of each segregated portfolio of assets ("series") thereof listed under the heading "New Funds - Series of New Trust" on Schedule A attached hereto ("Schedule A") (each such series referred to herein as a "New Fund"); FQF Trust, a Delaware statutory trust, with its principal place of business at 53 State Street, Suite 1308, Boston, MA 02109 ("Old Trust"), on behalf of each series thereof listed under the heading "Old Funds" on Schedule A (each such series referred to herein as an "Old Fund"); and, solely for purposes of paragraph 6, O'Shares Investment Advisers, LLC, investment adviser to New Fund ("Investment Adviser").  (New Trust and Old Trust are each sometimes referred to herein as an "Investment Company," and each New Fund and each Old Fund are each sometimes referred to herein as a "Fund.")  Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by a Fund, and of and by the Investment Company of which that Fund is a series, on its behalf, shall be the agreements, covenants, representations, warranties, actions, and obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by the Investment Company of which that Fund is a series on that Fund's behalf, and (3) in no event shall any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by a Fund, or Investment Company on behalf of that Fund, of its agreements, covenants, representations, warranties, actions, and obligations set forth herein.
Each Investment Company wishes to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code") (all "section" references are to the Code, unless otherwise noted), and intends this Agreement to be, and adopts it as, a "plan of reorganization" within the meaning of the regulations under the Code ("Regulations").  The reorganization will involve Old Fund changing its identity – by converting from a series of Old Trust to a series of New Trust – by (1) transferring all its assets to New Fund (which is being established solely for the purpose of acquiring those assets and continuing Old Fund's business) in exchange solely for (a) voting shares of beneficial interest ("shares") in New Fund of equal value to the net assets of the Old Fund, (b) New Fund's assumption of all of Old Fund's liabilities, (2) distributing those shares pro rata to Old Fund's shareholders in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes), and (3) terminating Old Fund, all on the terms and conditions set forth herein (all the foregoing transactions being referred to herein collectively as the "Reorganization").  The consummation of any Reorganization shall not be contingent on the consummation of any other Reorganization.
Each Investment Company's board of trustees (each, a "Board"), in each case including a majority of its members who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act")) ("Non-Interested Persons") of either Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof on its Fund's behalf by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of the Fund that is a series thereof and, in the case of Old

Fund, that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.
Shares offered by the Old Fund ("Old Fund Shares") have characteristics substantially similar to shares offered by the New Fund ("New Fund Shares").
In consideration of the mutual promises contained herein, the Investment Companies agree as follows:
1.       PLAN OF REORGANIZATION AND TERMINATION
1.1.       Subject to the requisite approval of Old Fund's shareholders and the terms and conditions set forth herein, Old Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 ("Assets") to New Fund.  In exchange therefor, New Fund shall:
(a)	issue and deliver to Old Fund the number of full New Fund Shares equal to the number of full Old Fund Shares then outstanding, and
(b)	assume all of Old Fund's liabilities described in paragraph 1.3 ("Liabilities").
New Fund Shares shall be delivered to Old Fund in a Creation Unit aggregation. Those transactions shall take place at the Closing (as defined in paragraph 2.1).
1.2       The Assets shall consist of all assets and property of every kind and nature – including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, and books and records – Old Fund owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on Old Fund's books at that time; and Old Fund has no unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to New Trust.
1.3       The Liabilities shall consist of all of Old Fund's liabilities, debts, obligations, and duties existing at the Effective Time, excluding Reorganization Expenses (as defined in paragraph 3.3(e)) borne by the Investment Adviser pursuant to paragraph 6.  Notwithstanding the foregoing, Old Fund will endeavor to discharge all its known liabilities, debts, obligations, and duties before the Effective Time.
1.4       At or before the Closing, New Fund shall redeem the Initial Share (as defined in paragraph 5.5) for the amount at which it is issued pursuant to that paragraph.  At the Effective Time (or as soon thereafter as is reasonably practicable), Old Fund shall distribute all the New Fund Shares to its shareholders of record determined at the Effective Time (each, a "Shareholder"), in proportion to their Old Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate (which shall be treated as a complete liquidation of Old Fund for federal tax purposes, within the meaning of section 1.368-2(m)(1)(iv) of the Regulations).  That distribution shall be accomplished by New Trust's transfer agent's opening accounts on New Fund's shareholder records in the Shareholders' names and transferring those New Fund Shares thereto.  Pursuant to that transfer, each Shareholder's account shall be credited with the number of full New Fund Shares equal to the number of full Old Fund Shares that Shareholder holds at the Effective Time.  The aggregate net asset value ("NAV") of New Fund Shares to be so credited to each Shareholder's account shall equal the aggregate NAV of the Old Fund Shares that Shareholder holds at the Effective Time.  The value of the assets and the liabilities of Old Fund shall be computed as of the Effective Time, using the valuation procedures approved by the Board of Trustees of Old Trust. The net asset value of a New Fund Share shall be the net asset value per share computed as of the Effective Time using the valuation procedures of Old Trust. All computations of value hereunder shall be made by or under the direction of each Fund's respective pricing agent.
All issued and outstanding Old Fund Shares, including any represented by certificates, shall simultaneously be canceled on Old Fund's shareholder records.  New Trust shall not issue certificates representing the New Fund Shares issued in connection with the Reorganization.
1.5       Any transfer taxes payable on the issuance and transfer of New Fund Shares in a name other than that of the registered holder on Old Fund's shareholder records of the Old Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.
1.6       Any reporting responsibility of Old Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission ("Commission"), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.
1.7       After the Effective Time, Old Fund shall not conduct any business except in connection with its dissolution and termination.  As soon as reasonably practicable after distribution of the New Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Effective Time, (a) Old Fund shall be terminated as a series of Old Trust and (b) Old Trust shall make all filings and take all other actions necessary and proper to effect Old Fund's complete dissolution.  As provided in paragraph 1.4, on making that distribution Old Fund's liquidation shall be complete for federal tax purposes.  The dissolution and termination of Old Fund provided for in this paragraph 1.7 is solely for purposes of the laws of the State of Delaware ("Delaware Law").
2.       CLOSING AND EFFECTIVE TIME
2.1       Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization ("Closing") shall be deemed to take place simultaneously as of 8:00 p.m., (Eastern time) on June 27, 2018 ("Effective Time").  The Closing shall be held at New Trust's offices or at such other place as to which the Investment Companies agree.
2.2       Old Trust shall cause the custodian of Old Fund's assets ("Old Custodian") (a) to make Old Fund's portfolio securities available to New Trust (or to its custodian ("New Custodian"), if New Trust so directs), for examination, no later than five business days preceding the Effective Time and (b) to transfer and deliver the Assets at the Effective Time to the New Custodian for New Fund's account, as follows:  (1) duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers, (2) by book entry, in accordance with the Old Custodian's customary practices and any securities depository (as defined in Rule 17f-4 under the 1940 Act) in which Old Fund's assets are deposited, in the case of Old Fund's portfolio securities and instruments deposited with those depositories, and (3) by wire transfer of federal funds in the case of cash.  Old Trust shall also direct the Old Custodian to deliver at the Closing an authorized officer's certificate (a) stating that pursuant to proper instructions provided to the Old Custodian by Old Trust, the Old Custodian has delivered in proper form all of Old Fund's portfolio securities, cash, and other assets to the New Custodian for New Fund's account and (b) attaching a schedule setting forth information (including adjusted basis and holding period, by lot) concerning the Assets.  The New Custodian shall certify to New Trust that such information, as reflected on New Fund's books immediately after the Effective Time, does or will conform to that information as so certified by the Old Custodian.
2.3       Old Trust shall deliver to New Trust at the Closing an authorized officer's certificate listing the record Shareholders' names and the number of outstanding Old Fund Shares each such Shareholder owns, all at the Effective Time, certified by Old Trust's Secretary or Assistant Secretary.  Old Trust shall direct its transfer agent to deliver to New Trust at the Closing an authorized officer's certificate showing the number of outstanding Old Fund Shares, all at the Effective Time, certified by its transfer agent.  New Trust shall deliver to Old Trust at or as soon as reasonably practicable after the Closing an authorized officer's certificate listing the record Shareholders' names and the number of shares of the New Fund to be credited to Old Fund Shareholders at the Effective Time.  New Trust shall direct its transfer agent to deliver to Old Trust at or as soon as reasonably practicable after the Closing an authorized officer's certificate as to the number of outstanding New Fund Shares, which have been credited to Old Fund's account on the New Fund's shareholder records.
2.4       In the event that immediately prior to Effective Time (a) the New York Stock Exchange or another primary trading market for portfolio securities of New Fund or Old Fund shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Board members of either party to this Agreement, accurate appraisal of the value of Old Fund Shares is impracticable, the Closing shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
2.5       Old Trust shall deliver to New Trust and the Investment Adviser, within five days before the Closing, an authorized officer's certificate listing each security, by name of issuer and number of shares, that is being carried on Old Fund's books at an estimated fair market value provided by an authorized pricing vendor for Old Fund.
2.6       If requested by New Trust, Old Trust shall direct PricewaterhouseCoopers LLP, an independent registered public accounting firm that audits Old Trust's books, and other applicable service providers to provide access to at the Closing all work papers and supporting statements related to financial statements and tax returns, including those related to ASC 740-10-25 (formerly, "Accounting for Uncertainty in Income Taxes," FASB Interpretation No. 48, July 13, 2006), pertaining to Old Fund (collectively, "Work Papers") for all fiscal and taxable periods ended June 30, 2017, and for the period from that date through the Effective Time.

2.7       At the Closing, each Investment Company shall deliver to the other (a) bills of sale, checks, assignments, share certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests and (b) a certificate in form and substance satisfactory to the recipient, and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby.
3.       REPRESENTATIONS AND WARRANTIES
3.1       Old Trust, on each Old Fund's behalf, represents and warrants to New Trust, on the corresponding New Fund's behalf, as follows:
(a)       Old Trust (1) is a statutory trust that is duly organized, validly existing and in good standing under Delaware Law, and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (2) is duly registered under the 1940 Act as an open-end management investment company, (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A, and (4) has never elected not to be classified as an association taxable as a corporation;
(b)       Old Fund is a duly established and designated series of Old Trust;
(c)       The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Old Trust's Board; and this Agreement constitutes a valid and legally binding obligation of Old Trust, with respect to Old Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;
(d)       At the Effective Time, Old Trust will have good and marketable title to the Assets for Old Fund's benefit and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to "securities loans," as referred to in section 851(b)(2), or that are restricted to resale by their terms); and on delivery and payment for the Assets, New Trust, on New Fund's behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended ("1933 Act"), provided that New Fund will acquire assets that are segregated as collateral for Old Fund's derivative positions, including without limitation, as collateral for swap positions and as margin for futures positions, subject to such segregation and liens that apply to such assets;
(e)       Old Trust, with respect to Old Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware Law, Old Trust's Trust Instrument, dated as of August 19, 2010 ("Declaration") or By-Laws, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an "Undertaking") to which Old Trust, on Old Fund's behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Old Trust, on Old Fund's behalf, is a party or by which it is bound;
(f)       At or before the Effective Time, either (1) all material contracts and other commitments of or applicable to Old Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate, or (2) provision for discharge and/or New Fund's assumption of any liabilities of Old Fund thereunder will be made, without either Fund's incurring any penalty with respect thereto and without diminishing or releasing any rights Old Trust may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;
(g)       No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Old Trust's knowledge, threatened against Old Trust, with respect to Old Fund or any of its properties or assets attributable or allocable to Old Fund, that, if adversely determined, would materially and adversely affect Old Fund's financial condition or the conduct of its business; and Old Trust, on Old Fund's behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Old Fund's business or Old Trust's ability to consummate the transactions contemplated hereby;
(h)       Old Fund's Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a "Statement") at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended June 30, 2017, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied in the United States ("GAAP"); and those Statements (copies of which Old Trust has furnished to New Trust), present fairly, in all material respects, Old Fund's financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of Old Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein.  Old Fund's Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets at and for the six months ended December 31, 2017, are in accordance with GAAP; and those Statements (copies of which Old Trust has furnished to New Trust), present fairly, in all material respects, Old Fund's financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of Old Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein;

(i)       Since December 31, 2017, there has not been any material adverse change in Old Fund's financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business; for purposes of this subparagraph, a decline in NAV per Old Fund Share due to declines in market values of securities Old Fund holds, the discharge of Old Fund liabilities, or the redemption of Old Fund Shares by its shareholders shall not constitute a material adverse change;
(j)       All federal and other tax returns, dividend reporting forms, and other tax-related reports (collectively, "Returns") of Old Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof; to the best of Old Trust's knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Old Fund is in compliance in all material respects with all applicable Regulations pertaining to the reporting of dividends and other distributions with respect to, and on redemptions of, its shares and to withholding in respect thereof, and is not liable for any material penalties that could be imposed thereunder;
(k)       Old Fund is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service ("Service") or is a "publicly traded partnership" (as defined in section 7704(b)) that is treated as a corporation; Old Fund is a "fund" (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); for each taxable year of its operation (including its current taxable year through the Effective Time ("current year")), Old Fund has met (and for the current year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code ("Subchapter M") for qualification as a "regulated investment company" (as defined in section 851(a)(1)) ("RIC") and has been (and for the current year will be) eligible to and has computed (and for the current year will compute) its federal income tax under section 852; Old Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to sections 852 or 4982; and Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;
(l)       All issued and outstanding Old Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Old Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Old Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Old Fund's shareholder records, as provided in paragraph 2.3;
(m)       Old Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

(n)       Old Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));
(o)       Not more than 25% of the value of Old Fund's total assets (excluding cash, cash items, and Government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of those assets is invested in the stock and securities of five or fewer issuers; for purposes of this representation, Old Fund shall be treated as holding its proportionate share of the assets held by any other RICs (including exchange-traded funds that are RICs) in which it invests;
(p)       Old Fund's current prospectus and statement of additional information (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) at the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or at the Effective Time do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(q)       The information to be furnished by Old Trust for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. ("FINRA")) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the information Old Trust provided for inclusion in the Registration Statement and the Proxy (as defined in paragraph 3.3(a)(1) and (2), respectively) (other than written information provided by New Trust for inclusion therein) will, on their respective effective dates, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 4.2) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(r)       Old Fund's investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus and statement of additional information, except as previously disclosed in writing to New Trust;
(s)       The New Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;
(t)        [RESERVED]
(u)       Old Trust has maintained with respect to Old Fund, in all material respects, all books and records required of a registered investment company in compliance with the requirements of section 31 of the 1940 Act and rules thereunder, and those books and records are true and correct in all material respects;
(v)       Old Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act;
(w)       Old Fund does not have any unamortized or unpaid organizational fees or expenses;
(x)       Old Fund has not changed its taxable year-end since inception and will not change its taxable year-end prior to the Closing;
(y)       [RESERVED]; and
(z)       Old Trust is undertaking the Reorganization for bona fide business purposes (and not a purpose to avoid federal income tax).
3.2       New Trust, on New Fund's behalf, represents and warrants to Old Trust, on Old Fund's behalf, as follows:
(a)       New Trust (1) is a statutory trust that is duly organized, validly existing and in good standing under Delaware Law, and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (2) is duly registered under the 1940 Act as an open-end management investment company, (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A, and (4) has never elected not to be classified as an association taxable as a corporation;
(b)       At the Effective Time, New Fund will be a duly established and designated series of New Trust; New Fund has not commenced operations and will not do so until after the Closing; and, immediately before the Closing, New Fund will be a shell series of New Trust, without assets (except the amount paid for the Initial Share if it has not already been redeemed by that time) or liabilities, created for the purpose of acquiring the Assets, assuming the Liabilities, and continuing Old Fund's business;
(c)       The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of New Trust's Board; and this Agreement constitutes a valid and legally binding obligation of New Trust, with respect to New Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;
(d)       Before the Closing, there will be no (1) issued and outstanding New Fund Shares or (2) any other securities issued by New Fund, except the Initial Share;

(e)       No consideration other than New Fund Shares and (and New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;
(f)       New Trust, with respect to New Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware Law, New Trust's Amended and Restated Agreement and Declaration of Trust, dated December 12, 2016 ("Instrument"), or By Laws, or any Undertaking to which New Trust, on New Fund's behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which New Trust, on New Fund's behalf, is a party or by which it is bound;
(g)       No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to New Trust's knowledge, threatened against New Trust, with respect to New Fund or any of its properties or assets attributable or allocable to New Fund, that, if adversely determined, would materially and adversely affect New Fund's financial condition or the conduct of its business; and New Trust, on New Fund's behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects New Fund's business or New Trust's ability to consummate the transactions contemplated hereby;
(h)       New Fund is not (and will not be) classified as a partnership, and instead is (and will be) classified as an association that is taxable as a corporation, for federal tax purposes and either has elected (or will timely elect) the latter classification by filing Form 8832 with the Service or is (and will be) a "publicly traded partnership" (as defined in section 7704(b)) that is treated as a corporation; New Fund has not filed any income tax return and will file its first federal income tax return after the completion of its first taxable year after the Effective Time as a RIC on Form 1120-RIC; New Fund will be a "fund" (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)) and has not taken and will not take any steps inconsistent with its qualification as such or its qualification and eligibility for treatment as a RIC under Subchapter M; assuming that Old Fund will meet the requirements of Subchapter M for qualification as a RIC for its taxable year in which the Reorganization occurs, New Fund will meet those requirements, and will be eligible to and will compute its federal income tax under section 852, for its taxable year in which the Reorganization occurs; and New Fund intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for its next taxable year;
(i)       The New Fund Shares to be issued and delivered to Old Fund, for the Shareholders' accounts, pursuant to the terms hereof, (1) will at the Effective Time have been duly authorized and duly registered under the federal securities laws, and appropriate notices respecting them will have been duly filed under applicable state securities laws, and (2) when so issued and delivered, will be duly and validly issued and outstanding New Fund Shares and will be fully paid and non-assessable by New Trust;
(j)       There is no plan or intention for New Fund to be dissolved or merged into another business or statutory trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;
(k)       Assuming the truthfulness and correctness of Old Trust's representation and warranty in paragraph 3.1(o), immediately after the Reorganization (1) not more than 25% of the value of New Fund's total assets (excluding cash, cash items, and Government securities) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers; for purposes of this representation, New Fund shall be treated as holding its proportionate share of the assets held by any other RICs (including exchange-traded funds that are RICs) in which it invests;
(l)       Immediately after the Effective Time, New Fund will not be under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));
(m)       The information to be furnished by New Trust for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the Registration Statement and the Proxy (other than written information provided by Old Trust for inclusion therein) will, on their respective effective dates, at the Effective Time, and at the time of the Shareholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(n)       [RESERVED]; and
(o)       New Trust is undertaking the Reorganization for bona fide business purposes (and not a purpose to avoid federal income tax).
3.3       Each Investment Company, on its Fund's behalf, represents and warrants to the other Investment Company, on its Fund's behalf, as follows:
(a)       No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, or state securities laws, and no consents, approvals, authorizations, or orders of any court are required, for its execution or performance of this Agreement on its Fund's behalf, except for (1) New Trust's filing with the Commission of a registration statement on Form N-1A relating to the New Fund, and any supplement or amendment thereto, including therein a prospectus ("Registration Statement"), (2) New Trust's filing with the Commission of a proxy/registration statement on Form N-14 ("Proxy"), and (3) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time;
(b)       The fair market value of the New Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Old Fund Shares it actually or constructively surrenders in exchange therefor;
(c)       The fair market value of the Assets will equal or exceed the Liabilities to be assumed by New Fund and those to which the Assets are subject;
(d)       None of the compensation received by any Shareholder who or that is an employee of or service provider to Old Fund will be separate consideration for, or allocable to, any of the Old Fund Shares that Shareholder holds; none of the New Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;
(e)       No expenses incurred by Old Fund or on its behalf in connection with the Reorganization will be paid or assumed by New Fund, Investment Adviser, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) ("Reorganization Expenses"), and no cash or property other than New Fund Shares will be transferred to Old Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and
(f)       Immediately following consummation of the Reorganization, (1) the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of the Old Fund Shares immediately before the Reorganization, and (2) New Fund will hold the same assets and be subject to the same liabilities that Old Fund held or was subject to immediately before the Reorganization.
4.       COVENANTS
4.1       Old Trust covenants to operate Old Fund's business in the ordinary course between the date hereof and the Effective Time, it being understood that such ordinary course of business will include purchases and sales of portfolio securities and other instruments, sales and redemptions of Old Fund Shares in Creation Unit quantities, and the declaration and payment of regular and customary periodic dividends and other distributions, and any other distribution that may be advisable.
4.2       Old Trust covenants to call a meeting of Old Fund's shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby ("Shareholders Meeting").
4.3       Old Trust covenants that it will assist New Trust in obtaining information New Trust reasonably requests concerning the beneficial ownership of Old Fund Shares.

4.4       Old Trust covenants that it will turn over its books and records pertaining to Old Fund (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to New Trust at the Closing.
4.5       Each Investment Company covenants to cooperate with the other in preparing the Registration Statement and the Proxy in compliance with applicable federal and state securities laws.
4.6       Each Investment Company covenants that it will, from time to time, as and when requested by the other, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken any further action(s), the other Investment Company deems necessary or desirable in order to carry out the intent and purpose hereof, including, without limitation, to vest in, and confirm to, (a) New Trust, on New Fund's behalf, title to and possession of all the Assets, and (b) Old Trust, on Old Fund's behalf, title to and possession of the New Fund Shares to be delivered hereunder.
4.7       New Trust covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act, the rules of NYSE Arca, Inc. ("Exchange"), and applicable state securities laws, to commence and continue New Fund's operations after the Effective Time.
4.8       Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.
4.9       Old Trust covenants that, as promptly as practicable, but in any case within 60 days, after the Effective Time, it will furnish to New Trust, in a form reasonably satisfactory thereto, a certificate stating Old Fund's earnings and profits for federal income tax purposes and any capital loss carryovers and other items that will be carried over to New Fund pursuant to section 381.
4.10       It is each Investment Company's intention that the Reorganization will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and in furtherance thereof, each Investment Company covenants that it will not take any action or cause any action to be taken (including the filing of any tax return) that is inconsistent with that treatment or results in the failure of the Reorganization to so qualify.
4.11       Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.
(a)       Old Trust and New Trust will provide each other and their respective representatives with such cooperation, assistance, and information as either of them reasonably may request of the other in filing any tax returns, amended return or claim for refund, determining a liability for taxes, or in determining the financial reporting of any tax position, or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes.

(b)       Any tax reporting or tax filing responsibility with respect to an Old Fund for the period up to the Effective Time (and until such later date on which Old Fund is terminated) is and shall remain the responsibility of the Old Trust, including, without limitation, responsibility for (i) preparing and filing tax returns relating to tax periods ending on or prior to the Closing (whether due before or after the Closing); and (ii) preparing and filing other documents with any federal, state or local tax authorities, except as otherwise is mutually agreed by the parties.
(c)       Any tax reporting or tax filing responsibility with respect to a New Fund for the period on or after the Effective Time is and shall remain the responsibility of the New Trust, including, without limitation, responsibility for (i) preparing and filing tax returns relating to tax periods beginning on or after the Closing; and (ii) preparing and filing other documents with any federal, state or local tax authorities, except as otherwise is mutually agreed by the parties.
5.       CONDITIONS PRECEDENT
Each Investment Company's obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time, and (c) the following further conditions that, at or before that time:
5.1       This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by Old Fund's shareholders at the Shareholders Meeting;
5.2       All necessary filings shall have been made with the Commission, the Exchange, and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby.  The Registration Statement of New Fund relating to the continuous offering of New Fund Shares in Creation Units and the Proxy shall have become effective under the 1933 Act and the 1934 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to each Investment Company's best knowledge, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened, or contemplated under the 1933 Act, the 1934 Act or the 1940 Act.  The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act.  All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission, the Exchange and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund's assets or properties;
5.3       At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company's best knowledge, threatened to be commenced) before any court,

governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;
5.4       The Investment Companies shall have received an opinion of Stradley Ronon Stevens & Young, LLP ("Counsel") as to the federal income tax consequences mentioned below ("Tax Opinion").  In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 7, shall survive the Closing), and in separate letters, if Counsel requests, addressed to it and any certificates delivered pursuant to paragraph 2.7(b).  The Tax Opinion shall be substantially to the effect that – based on the facts and assumptions stated therein and conditioned on those representations and warranties' being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved) – for federal income tax purposes:
(a)       New Fund's acquisition of the Assets in exchange for New Fund Shares and its assumption of the Liabilities, followed by Old Fund's distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));
(b)       Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities pursuant to sections 361(a) and 357(a) or on the subsequent distribution of those shares to the Shareholders in complete liquidation of the Old Fund in exchange for their Old Fund Shares pursuant to section 361(c)(1);
(c)       New Fund will recognize no gain or loss on its receipt of the Assets in exchange for New Fund Shares and its assumption of the Liabilities pursuant to section 1032(a);
(d)       New Fund's tax basis in each Asset will be the same as Old Fund's tax basis therein immediately before the Reorganization pursuant to section 362(b), and New Fund's holding period for each Asset will include Old Fund's holding period therefor pursuant to section 1223(2) (except where New Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);
(e)       A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares for New Fund Shares pursuant to the Reorganization under section 354(a);
(f)       A Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares pursuant to section

358(a)(1), and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time pursuant to section 1223(1); and
(g)       The Reorganization will not result in the termination of Old Fund's taxable year.  Old Fund's tax attributes enumerated in section 381(c) will be taken into account by New Fund as of the date of transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury as if there had been no Reorganization, and the part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization.
Notwithstanding the foregoing, the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.
5.5       Before the Closing, New Trust's Board shall have authorized the issuance of, and New Trust shall have issued, one New Fund Share ("Initial Share") to the Investment Adviser or an affiliate thereof, in consideration of the payment of $10.00 (or other amount that Board determines), to vote on the investment management agreement and sub-advisory agreement, and to take whatever action it may be required to take as New Fund's sole shareholder;
5.6       New Trust, on New Fund's behalf, shall have entered into, or adopted, as appropriate, an investment management contract, a sub-advisory contract, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for New Fund's operation as a series of an open-end management investment company.  Each such contract, plan, and agreement shall have been approved by New Trust's Board and, to the extent required by law (as interpreted by Commission staff positions), by its trustees who are Non-Interested Persons thereof, and by the Investment Adviser or its affiliate as New Fund's sole shareholder;
5.7       At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.1 and 5.4) if, in the judgment of its Board, that waiver will not have a material adverse effect on its Fund's shareholders' interests;
5.8       Old Trust, on behalf of Old Fund, shall have received an opinion of Stradley Ronon Stevens & Young, LLP, dated the Effective Time, addressed to and in form and substance reasonably satisfactory to Old Trust, to the effect that (i) New Trust is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware; (ii) this Agreement and the transactions contemplated thereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite statutory trust action of New Trust, on behalf of New Fund, and this Agreement is a legal, valid and binding agreement of New Trust in accordance with its terms; and (iii) the shares of New Trust, on behalf of New Fund, to be issued in the reorganization, upon issuance thereof in accordance with this Agreement, will have been validly issued and fully paid and will be non-assessable; and

5.9       New Trust, on behalf of New Fund, shall have received an opinion of K&L Gates LLP, dated the Effective Time, addressed to and in form and substance reasonably satisfactory to New Trust, to the effect that: (i) Old Trust is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware; and (ii) this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite statutory trust action of Old Trust, on behalf of Old Fund, and this Agreement is a legal, valid and binding agreement of Old Trust in accordance with its terms.
6.       EXPENSES
Subject to complying with the representation and warranty contained in paragraph 3.3(e), the Investment Adviser shall bear 100% of the Reorganization Expenses.  The Reorganization Expenses include (1) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing and filing Old Fund's prospectus supplements and the Registration Statement, and printing and distributing New Fund's prospectus and Old Fund's proxy materials, (2) legal and accounting fees, including fees of counsel to each Investment Company and its Non-Interested Persons, (3) transfer agent and custodian conversion costs, (4) transfer taxes for foreign securities, (5) proxy solicitation costs, and (6) expenses of holding the Shareholders Meeting (including any adjournments thereof) but excluding brokerage costs, the Investment Adviser's travel expenses, and similar expenses not directly related to the Reorganization.  This paragraph 6 shall survive the Closing (notwithstanding anything to the contrary in paragraph 7) and any termination of this Agreement pursuant to paragraph 8.  Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund's disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.
7.       ENTIRE AGREEMENT; NO SURVIVAL
Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies.  The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing unless expressly provided for herein.
8.       TERMINATION
This Agreement may be terminated at any time at or before the Closing:
8.1       By either Investment Company (a) in the event of the other Investment Company's material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before December 31, 2018, or such other date as to which the Investment Companies agree; or

8.2       By the Investment Companies' mutual written agreement.
In the event of termination under paragraphs 8.1(c) or (d) or 8.2, neither Investment Company (nor its trustees, officers, or shareholders) shall have any liability to the other Investment Company except for the payment of Reorganization Expenses as provided in paragraph 6.
9.       AMENDMENTS
The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding Old Fund's shareholders' approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders' interests.
10.       SEVERABILITY
Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.
11.       MISCELLANEOUS
11.1       This Agreement shall be governed by and construed in accordance with the internal Delaware Law, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between that law and the federal securities laws, the latter shall govern.
11.2       Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than New Trust, on New Fund's behalf, or Old Trust, on Old Fund's behalf, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
11.3       Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company's trustees solely in their capacities as trustees, and not individually, and that each Investment Company's obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than its Fund but are only binding on and enforceable against its property attributable to and held for the benefit of its Fund ("Fund's Property") and not its property attributable to and held for the benefit of any other series thereof.  Each Investment Company, in asserting any rights or claims under this Agreement on its or its Fund's behalf, shall look only to the other Fund's Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees, officers, or shareholders.
11.4       This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

[Signatures on following page]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.
OSI ETF TRUST, each of its series listed under the heading "New Funds" on Schedule A

By:	/s/ Kevin Beadles
	Name:	Kevin Beadles

	Title:	President

FQF TRUST, each of its series listed under the heading "Old Funds" on Schedule A

By:	/s/ William H. DeRoche, Jr.
	Name:	William H. DeRoche, Jr.

	Title:	President
Solely for purposes of paragraph 6,
 O'SHARES INVESTMENT ADVISERS, LLC
By:	/s/ Louise Anne Poirier
	Name:	Louise Anne Poirier

	Title:	Chief Financial Officer

SCHEDULE A

CHART OF REORGANIZATIONS

Old Fund and Old Trust	Corresponding New Fund and New Trust

FQF Trust	OSI ETF Trust
O'Shares FTSE U.S. Quality Dividend ETF	O'Shares FTSE U.S. Quality Dividend ETF
O'Shares FTSE Europe Quality Dividend ETF	O'Shares FTSE Europe Quality Dividend ETF
O'Shares FTSE Asia Pacific Quality Dividend ETF	O'Shares FTSE Asia Pacific Quality Dividend ETF